Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”), by and among (i) Joseph A. Suarez, D.V.M., P.A., a Florida corporation (the “Seller”), (ii) Joseph A. Suarez, DVM (“Owner”), and (iii) IVP FL Holding Company, LLC, a Delaware limited liability company (the “Purchaser”). Seller and Owner are sometimes referred to herein individually as a “Seller Party” and collectively, as the “Seller Parties”.

Recitals:

A. Seller Parties are engaged in the business of owning and/or operating a veterinary clinic under the name “Debary Animal Clinic” (collectively, the “Practice”) located at 30 S Hwy 17-92 Debary, Florida 32713 (collectively, with the improvements thereon and any rights appurtenant thereto, the “Property”).

B. Purchaser desires to purchase and obtain from Seller, and Seller desires to sell, convey, assign, and transfer to Purchaser, substantially all of the assets and properties of Seller relating to the Practice, all in the manner and subject to the terms and conditions set forth herein.

C. Owner is the sole equity holders of Seller and will derive substantial benefit from the consummation of the transactions contemplated hereby.

D. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 13.

Agreement:

Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

1. Purchase and Sale of Assets.

1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the parties, at the Closing, and except for the Excluded Assets, Seller Parties shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title, and interests in and to the assets comprising the Practice, including, without limitation, all of the assets, properties, rights and contractual rights of Seller, and claims of Seller, used or held for use in the Practice, wherever located, whether tangible or intangible, as the same shall exist at the Closing (collectively, the “Assets”), free and clear of all Encumbrances including, without limitation, the following:

(a) All equipment and other tangible personal property, wherever located, and of every kind and description held for us in, or used or usable in the operation of, the Practice, including, without limitation, any and all veterinary practice equipment, furniture and fixtures, office materials and supplies, furnishings, and computers;

(b) All inventory on hand of any nature, including, without limitation, any and all drugs, controlled substances, compounds;

(c) All customer deposits, the nature of which are set forth on Schedule 1.1(c);

(d) All prepaid expenses relating to the Practice, the nature of which are set forth on Schedule 1.1(d);

(e) All deposits, security, and any collateral held by third parties for payment of expenses of the Practice;

(f) The permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other governmental authorizations, consents, waivers, registrations and approvals necessary or material to the operation of the Practice, including any set forth on Schedule 1.1(f) (the “Permits”);

(g) All Proprietary Rights relating to the Practice, including, without limitation, the trade name “Debary Animal Clinic”;

(h) All rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Practice;

(i) Cash in an amount equal to (i) cash left in the cash register of the Practice at Closing, consistent with ordinary course of business and (ii) the customer deposits as of Closing (the “Excess Cash Amount”);

(j) To the extent permitted by applicable law or the terms therein, and subject to the terms of Section 1.2 below, all contracts or equipment leases set forth on Schedule 1.1(j) and that are Assumed Liabilities(the “Business Contracts”);

(k) Subject to Section 7.10 below, all trade accounts receivable of the Practice, the nature of which are set forth on Schedule 1.1(k);

(l) All books, records, files, and papers, whether in hard copy, electronic form, or any other form or medium, of the Practice, including, without limitation, data processing records, employment and personnel records, customer and patient lists, potential customer and patient lists, copies of all patient and medical records and files (except to the extent not permitted by applicable law), credit records, records relating to suppliers, general business records, and accounting records;

(m) Seller’s assignable rights in all computer software programs and databases used or held for use by Seller Parties in the conduct of the Practice, whether owned, licensed, leased, or internally developed (in each case, subject to applicable restrictions);

(n) All telephone numbers, yellow pages listings, internet websites, electronic mail addresses (including, without limitation, any and all content therein), and social media sites and accounts used or held for use by Seller Parties in the conduct of the Practice; and

(o) All goodwill and going concern value associated with the Practice and the Assets, along with the right of the Purchaser to hold itself out as the successor of Seller in the conduct of the Practice.

1.2 Excluded Assets. The following assets, properties, and rights (collectively, the “Excluded Assets”) are not included in the Assets and shall be retained by Seller Parties: (a) the rights of Seller Parties under this Agreement; (b) the shares of Owner in Seller; (c) all bank accounts and cash (in excess of Excess Cash Amount); (d) all contracts set forth on Schedule 1.2(d) (the “Excluded Contracts”), (e) the patient and medical records and files to the extent non-transferable to Purchaser by applicable law; (f) any and all licenses required to be held by a licensed veterinary professional specified on Schedule 1.2(f); (g) any Benefit Arrangements relating to the Employees of the Practice and any and all rights therein or in the assets thereof; (h) the Property and any other real property owned or used in the operation of the Practice; (i) the minute books and similar corporate records in regards to the Seller. Additionally, at any time prior to the Closing, Purchaser may elect, in its sole discretion, not to purchase any Asset and to include any such Asset within the Excluded Assets, including, without limitation, any Business Contract (and the cost to terminate shall be paid by Seller) set forth on Schedule 1.1(i); and (j) the personal property assets of Owner set forth on Schedule 1.2(j).

1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and/or accept the post-Closing obligations of Seller under the Business Contracts (to the extent assumed pursuant to the terms hereof) that, by the terms of such Business Contracts, arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein or any other agreement or instrument to the contrary, Purchaser shall not assume, agree to pay, satisfy, or discharge or in any way be liable or responsible for, any liabilities, commitments, or obligations of Seller Parties or any other Person except for the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Purchaser shall not assume, and Seller, Owner, or any other Person, as the case may be, shall remain solely and exclusively liable and responsible for the following which all constitute Excluded Liabilities:

(a) any liabilities or obligations (whether absolute, contingent, or otherwise), including, without limitation, any such liabilities or obligations arising under the Business Contracts, any Environmental and Safety Requirements, or any PPP Loan, that accrue or result from any conditions, events or activities occurring or existing before the Closing Date with respect to the Assets or otherwise relating to the Practice or the operation thereof;

(b) any liability or obligation of Seller Parties for any Taxes of any kind accrued for, applicable to or arising from any period whether before, on or after the Closing Date, including, without limitation, those Taxes to be paid by Seller Parties as set forth and provided for in Section 7.4 below;

(c) any liabilities or obligations that accrue with respect to the Excluded Assets (including any Excluded Contracts), whether before, on or after the Closing Date;

(d) any litigation to which any Seller Party is a party, including, without limitation, the litigation described on Schedule 5.5, including any judgments or other amounts due related thereto;

(e) any liabilities or obligations that accrue with respect to the operation of the Practice by any Seller Party or the ownership, operation or use of the Assets by any Seller Party prior to the Closing Date, except as expressly assumed herein;

(f) any liability or obligation in respect of any Benefit Arrangement or any other liability or obligations with respect to Employees and the Practice;

(g) any liabilities and obligations of Seller arising under Section 4980B of the Code or similar state law (“COBRA”);

(h) any Employee Payables;

(i) any liabilities or obligations of Seller arising under the Lease; and

(j) any liability pursuant to any bulk sales or similar laws.

1.5 License. To the extent that any of the Assets set forth in Sections 1.1(g), 1.1(l), 1.1(m), or 1.1(n) cannot be transferred and sold as contemplated hereunder, Seller hereby grants Purchaser an exclusive, sublicensable, assignable, transferable, royalty-free, worldwide license to use said Assets. Any amounts of money, profits and/or earnings derived from the use of the foregoing licensed Assets shall be the sole property of Purchaser and Seller Parties shall have no right, title and/or interest in and to said money, profits and/or earnings.

2. Purchase Price; Other Consideration.

2.1 Purchase Price.

(a) The aggregate purchase price for the Assets (the “Purchase Price”) shall be an amount equal to Nine Hundred Twenty Five Thousand and No/100 Dollars ($925,000.00), plus the Assumed Liabilities. At Closing, the Purchaser shall pay (or, with respect to subclause (ii) below, cause Inspire Veterinary Partners, Inc., a Nevada corporation (“IVP”) to pay) the Purchase Price as follows: (i) subject to the terms of Section 2.1(b) below, Purchaser shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, an amount equal to Eight Hundred Thirty Two Thousand Five Hundred and No/100 Dollars ($832,500.00), and (ii) Purchaser shall cause IVP to issue to Seller or its designees identified as “share recipients” in “share recipients” information form attached hereto as Exhibit 2.2(a), in accordance with the terms of Section 2.2 below, a number of restricted shares of Class A common stock, $0.0001 par value, of IVP equal to the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) Ninety Two Thousand Five Hundred and No/100 Dollars ($92,500.00) by (B) the official closing price of one share of Class A common stock of IVP as reported by the Nasdaq Capital Market on the Trading Date (defined below) immediately prior to the Closing Date (the “IVP Shares”). The “Trading Date” means a full trading day (beginning at 9:30:01 a.m., New York City time, and ending at 4:00 p.m., New York City time) on The Nasdaq Capital Market (or any nationally recognized successor thereto). Any Encumbrances on and against the Assets shall be paid and satisfied by Seller Parties before, at, or through the Closing.

(b) At Closing, a portion of the Purchase Price equal to One Hundred Fourteen Thousand Five Hundred and No/100 Dollars ($114,500.00) (the “Holdback Amount”) shall be deposited into an escrow account (the “Holdback Escrow Account”) in the name of IVP with a financial institution selected by IVP in its discretion. The Holdback Amount held in the Holdback Escrow Account shall be held and disbursed in accordance with the terms of a Holdback Escrow Agreement, which is in the form attached hereto as Exhibit 2.1(b) (the “Holdback Escrow Agreement”).

2.2 IVP Shares. At the Closing, Seller Parties shall deliver (a) the “share recipient” information in the form set forth in Exhibit 2.2(a) and (b) Accredited Investor Questionnaires (in the form attached hereto as Exhibit 2.2(b)) for each entity and individual identified as a “share recipient”, in form and substance satisfactory to IVP in its sole discretion (the “IVP Share Documents”), pursuant to which IVP shall issue to Seller the IVP Shares. The Seller Parties acknowledge and agree that the sale of the IVP Shares will be consummated as a privately negotiated transaction exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), resulting in the issuance of restricted book-entry shares to the “share recipients.” The Seller Parties acknowledge and agree that (i) the IVP Shares have not been registered under the Securities Act, and will be issued to the Seller Parties in reliance upon an exemption from the registration requirements of the Securities Act; (ii) the IVP Shares must be held indefinitely, unless they are later registered under the Securities Act or unless an exemption from registration is otherwise available under Rule 144 promulgated under the Securities Act (“Rule 144”) or other applicable law, and that IVP has no obligation to register the IVP Shares; (iii) the IVP Shares shall not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an opinion of counsel reasonably acceptable to the Company that such registration is not required; and (iv) the IVP Shares shall bear a restrictive Rule 144 legend and that the Shares shall maintain such legend until such legend may be removed pursuant to applicable state and federal securities laws.

2.3 Allocation of Purchase Price. Purchaser, Seller, and Owner each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the allocation of the Purchase Price set forth in an allocation of purchase price agreement (the “Allocation Agreement”) to be executed in connection with Closing and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

2.4 Settlement of Liabilities; Settlement.

(a) Seller Parties agree and acknowledge that Seller Parties, jointly and severally, shall be exclusively liable for and satisfy and pay all liabilities, except for the Assumed Liabilities, of or relating to the Assets or the conduct of the Practice on or prior to the Closing, which include, but are not limited to, the Excluded Liabilities. Seller Parties shall endeavor to pay for any and all amounts covered by this Section 2.4 on or prior to the Closing Date; provided, that, any failure to pay said amounts on or prior to the Closing Date shall not absolve Seller Parties from the continued obligation, post-Closing, to pay said amounts and/or reimburse the Purchaser for said amounts to the extent paid by Purchaser.

(b) Seller Parties covenant and agree to make a special payroll on or immediately prior to the Closing to all of the Employees for the pay period ending on the day prior to the Closing Date and such payroll shall include any and all amounts owed by Seller Parties to Employees for any Employee Payables, including, without limitation, any and all amounts due for any accrued but unused vacation and sick time of the Employees of the Practice.

(c) Within six (6) months following the Closing Date, Purchaser and Seller Parties will settle any amounts owing to each other for (i) on Seller Parties’ account, the prepaid expenses of the Practice that relate to the conduct of the Practice prior to the Closing Date and are paid by Sellers (as are set forth on Schedule 1.1(d)), and (ii) on Purchaser’s account, all liabilities relating to the conduct of the Practice prior to the Closing Date that are paid, satisfied, or discharged by Purchaser and are not Assumed Liabilities and any and all amounts provided for in Section 7.11 below (subject to the terms thereof). To the extent there are items that cannot be settled within six (6) months, the parties shall endeavor to settle such items as soon as reasonably practicable. To be abundantly clear, all prepaid expenses are to be prorated as of 12:01 a.m. on the Closing Date.

(d) Purchaser shall prepare a statement of the amounts owed by Seller Parties to Purchaser and/or by Purchaser to Seller Parties (to the extent that Purchaser has knowledge of such amounts) pursuant to the terms of Section 2.4(c) above (the “Purchaser True-Up Statement”). Purchaser will deliver the Purchaser True-Up Statement to Seller Parties Designee no later than the date that is six (6) months following the Closing Date. The Purchaser True-Up Statement shall be final and binding upon the Purchaser and Seller Parties as it relates to all amounts provided for in Section 2.4(c) above unless, within fifteen (15) days of delivery of the Purchaser True-Up Statement, Seller Parties Designee provides to Purchaser a report indicating all amounts owed by Purchaser to Seller pursuant to the terms of Section 2.4(c) above and all objections of Seller Parties, if any, to the Seller True-Up Statement (such report to set forth the foregoing in reasonable detail and with supporting documentation) (the “Seller Parties Objection Report”). Within thirty (30) days of receipt by Purchaser of the Seller Parties Objection Report, Seller Parties Designee and Purchaser shall negotiate, in good faith, to resolve any matters in dispute and raised in the Seller Parties Objection Report with respect to the Purchaser True-Up Statement. Within ten (10) days following the date in which the Purchaser True-Up Statement is final and binding or within ten (10) days following the date in which the parties finalize a resolution of any dispute (in the event Seller Parties deliver the Seller Parties Objection Report and the parties negotiate a resolution related thereto), as applicable, Seller Parties shall deliver to Purchaser any and all amounts owed by Seller Parties to Purchaser pursuant to Sections 2.4(c) and 2.4(d) or Purchaser shall deliver to Seller Parties any and all amounts owed by Purchaser to Seller Parties pursuant to Sections 2.4(c) and 2.4(d). Purchaser and Seller Parties acknowledge and agree that (i) it is important for the Seller Parties to designate the Seller Parties Designee so that any disputes can be timely addressed, (ii) Purchaser shall direct any and all statements, inquiries, questions, comments, and negotiations to Seller Parties Designee, and (iii) for purposes of Sections 2.4(c) and (d), the Seller Parties Designee has sole authority for the Seller Parties to conclude the settlement process described herein and resolve any disputes related thereto.

3. Closing.

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by mail, email or other electronic means to the extent possible, or otherwise, on the fifth Business Day after the conditions set forth in Section 8 are satisfied or waived, or at such other time, date and place as Purchaser and Seller Parties mutually agree upon in writing, but in no event later than May 15, 2025 (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date. Old Republic National Title Insurance Company, c/o Ariane Scolaro, 20 South Clark Street, Suite 2900, Chicago, Illinois 60603 (the “Escrow Agent”) shall act as escrow agent; in the event that the Escrow Agent is unwilling or unable to serve in such capacity, another person or entity shall be chosen by Purchaser, in its sole and absolute discretion. Seller shall pay one-half (1/2) of any escrow or closing fee charged by the Escrow Agent (up to a maximum of $500) and Purchaser shall pay the remainder of such fee.

3.2 Closing Deliverables.

(a) Seller Parties’ Deliveries at Closing. At Closing, the Seller Parties shall deliver (or cause to be delivered) to Purchaser the following: (i) a bill of sale and an assignment (including an assignment for any Business Contracts) for all Assets executed by Seller Parties; (ii) a copy of the resolutions of the shareholders and directors of Seller, or similar enabling document, authorizing the execution, delivery, and performance hereof and of the Transaction Documents by Seller, and a certificate of a duly authorized officer of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect and a copy of any and all organizational documents of Seller; (iii) releases and termination statements for any Encumbrances on the Assets; (iv) a termination of the Lease signed by Seller and Owner (as landlord thereunder); (v) the Holdback Escrow Agreement; (vi) the Allocation Agreement; (vii) employment agreements for the Owner, duly executed by the Owner; (viii) employment agreements for all other veterinarians of the Practice, duly executed by such veterinarians; (ix) possession of the Assets for Purchaser and all documents of title and instruments of conveyance necessary to transfer record and beneficial ownership to Purchaser of all Assets that requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser, in its sole discretion; (x) a settlement statement; (xi) the Article Amendment; (xii) a completed and executed Form W-9 for each of the Seller Parties; (xiii) a certificate of good standing for the Seller issued by the State of Florida (dated not more than ten (10) days prior to the Closing Date); (xiv) the Closing Certificate; (xv) a tax clearance certificate or other similar document for Seller from each Taxing Authority in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns; (xvi) the certificate required by Section 8.3(c) below; (xvii) the IVP Share Documents, each in form and substance satisfactory to IVP in its sole discretion; and (xvii) any other document reasonably requested by Purchaser or its counsel, all in form and substance acceptable to Purchaser, in its sole and absolute discretion. Owner shall execute all Transaction Documents or other instruments reasonably requested by Purchaser to accomplish the transaction described herein or to comply with the terms herein.

3.3 Purchaser’s Deliveries at Closing. At Closing, the Purchaser shall deliver (or cause to be delivered) to Seller Parties the following: (i) the Transaction Documents to which Purchaser is a party; (ii) a copy of the resolutions of the member of Purchaser, or similar enabling document, authorizing the execution, delivery, and performance hereof by Purchaser, and a certificate of its members, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; (iii) immediately available funds in the amount of the Purchase Price (except the Holdback Amount); and (iv) the IVP Shares.

4. Due Diligence and Investigation.

4.1 Access and Investigation. Until Closing, Seller Parties shall afford to Purchaser, and its agents, representatives and assigns, access to the Assets and Practice, including, without limitation, access to all premises related to the Practice, improvements, books and records (including financial records), patient charts and medical records and other documents and data relating to the foregoing, and shall furnish Purchaser and its agents, representatives and assigns with copies of all Business Contracts and such other documents and data as Purchaser may reasonably request. In connection with providing access to and/or copies of the foregoing, Purchaser shall be entitled to review and audit the foregoing, visit the Property and Seller’s facilities, and interview Owner and any Employees of the Practice. Seller acknowledges that Purchaser will conduct a thorough due diligence review of the Seller Parties and the Practice, and, in connection therewith, may engage outside parties to perform assessments and evaluations pertaining to the Seller Parties and the Practice.

4.2 Termination of Agreement by Purchaser. Purchaser shall have the right at any time before Closing to terminate this Agreement by delivery to Seller Parties of a notice of termination, if Purchaser is not satisfied with the results of its investigation for any reason and in the event that Purchaser timely terminates this Agreement, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

5. Representations and Warranties of the Seller Parties. Seller Parties jointly and severally represent and warrant to Purchaser as of the Effective Date and as of the Closing Date as follows:

5.1 Organization. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to carry on its business as it is now being conducted.

5.2 Authority Relative to this Agreement. Each Seller Party has the full power, right, and authority to enter into and perform his, her, and its obligations hereunder and under the Transaction Documents to which he, she, or it is a party. The execution, delivery, and performance by each Seller Party of this Agreement and each Transaction Document to which it is a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions in accordance with applicable law and with Seller’s organizational documents. This Agreement has been duly and validly executed and delivered by Seller Parties and constitutes, and upon the execution and delivery by Parties of the Transaction Documents to which he, she, and it is a party, such Transaction Documents will constitute, a valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with their respective terms. Owner is the only director and shareholder of the Seller.

5.3 Consents and Approvals. Except as set forth on Schedule 5.3, no permits, consents, approvals, authorizations of, declarations, filings, or registrations with any Person or governmental or regulatory authority is required to be made or obtained by any of the Seller Parties in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby.

5.4 No Violations. The execution, delivery, or performance by Seller Parties of this Agreement or any Transaction Document to which such Seller Party is a party, the consummation by Seller Parties of the transactions contemplated hereby or thereby, and the compliance by Seller Parties with any of the provisions hereof or thereof (with or without notice or lapse of time or both) will not (a) contravene, conflict with, violate, or result in any breach of any provisions of the Seller’s organizational documents, including, without limitation, any articles of organization, articles of incorporation, bylaws, operating agreement, or other organizational document of Seller or any resolution or consent adopted by any directors or shareholders of Seller, (b) contravene, conflict with, violate, or result in any breach of any provisions of any law, order, writ, injunction, decree, statute, rule, ordinance, regulation or other decision applicable to or binding on any Seller Party or any Seller Party’s properties or assets, (c) result in the creation or imposition of any Encumbrance on any of the Assets, (d) except as set forth on Schedule 5.3, contravene, conflict with, violate, or result in any breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or lease (including, without limitation, any Business Contract) to which any Seller Parties are parties or by which they or their respective assets and properties are bound, or (e) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to any law, order, writ, injunction, decree, statute, rule, ordinance, regulation or other decision.

5.5 Litigation. Except as described on Schedule 5.5,there is no suit, action, proceeding, claim, investigation or order (whether at law or equity, before or by any Federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or threatened against or affecting Seller Parties (or pending or threatened against any of the Employees of the Seller with respect to the Practice), nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, board, instrumentality or arbitrator outstanding against any of the Seller Parties. Seller Parties have not received any opinion or memorandum or legal advice from legal counsel retained by Seller Parties to the effect that any of the Seller Parties is exposed, from a legal standpoint, to any liability which may be material to the Practice. Except as described on Schedule 5.5, there were no litigation matters to which Seller (or Owner with respect to the Practice) was a party during the three (3) years preceding the Effective Date.

5.6 Financial Statements. Seller Parties have previously delivered to Purchaser true and complete copies of unaudited financial statements of the Seller for the fiscal years ended and as of December 31, 2022, December 31, 2023, and December 31, 2024 and for the two-month period ended February 28, 2025 and any updates thereto through the Closing Date (collectively, the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and fairly presents Seller’s financial conditions, assets, and liabilities as of their respective dates and the results of operations for the periods related thereto.

5.7 Permits. Seller Parties have and hold all Permits and such other permits and licenses and all approvals of governmental authorities and agencies that are material to or necessary for the conduct, ownership, and operation of the Practice and the Assets and each veterinarian employed by the Seller holds all Permits and such other permits and licenses and all approvals of governmental authorities and agencies necessary or material for the practice of veterinary medicine by such veterinarian, all of which are identified on Schedule 1.2(f). No violations are or have been committed in respect of any of such Permits and no proceeding is pending or threatened to revoke or limit any such Permits, all of which are in full force and effect.

5.8 Environmental Matters.

(a) Each of the Seller Parties is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and each of the Seller Parties possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby.

(b) None of the Seller Parties has ever generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility, except in compliance with Environmental and Safety Requirements, and no such Hazardous Wastes are present on or in the Property, and the Property does not contain (including, without limitation, containment by means of any underground storage tank) any Hazardous Waste, except in compliance with Environmental and Safety Requirements.

(c) None of the Seller Parties has been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any real property owned or used by the Seller Parties, and, there is no reasonable basis for any such notice or action; and there are no pending or, to the Knowledge of the Seller Parties, threatened actions or proceedings (or notices of potential actions or proceedings against any Seller Parties) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

(d) No facts, events or conditions with respect to the past or present operations or facilities of any of the Seller Parties or the Practice exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving any of the Seller Parties or the Practice under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

5.9 Taxes. Regarding taxes: (a) all Taxes of Seller Parties for which he, she, or it is or could become liable as a result of the consummation of the contemplated transactions and that are required to be paid by Seller Parties with respect to the Assets or the Practice, have been, or will be, paid; (b) the Assets are not subject to any Encumbrances arising out of unpaid Taxes that are due and payable; (c) no claim has been made in writing or orally by any Taxing Authority in a jurisdiction where any Seller Party does not file Tax Returns that he, she, or it is or may be subject to taxation by that jurisdiction with respect to the Practice; and (d) each Seller Party is not a “foreign person” (as that term is used in Section 1.1445-2(b)(2)(i) of the Treasury Regulations). The Seller Parties have timely filed all federal, state, county, local and foreign Tax Returns which the Seller Parties are required to have filed, and such Tax Returns are complete and correct in all respects. All Taxes shown on each filed Tax Return of the Seller Parties that he, she, or it is required to pay have been paid. There is no audit examination or dispute respecting any Taxes payable by Seller Parties, and any deficiencies proposed as a result of any governmental audits or disputes have been paid or settled. All Taxes that the Seller Parties are or were required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Person.

5.10 Employee Benefits; Labor Matters.

(a) All Employees are employees-at-will and are employed for an indefinite term. Seller Parties do not have any written, enforceable, or outstanding employment contracts with any Employees or any other Persons in connection with the Practice, except as set forth on Schedule 5.10(a).

(b) Subject to the litigation described on Schedule 5.5, the following applies with respect to labor issues:

(i) The Practice is in compliance in all respects with all applicable laws respecting (A) employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours and (B) each Benefit Arrangement (if any);

(ii) there is no unfair labor practice complaint or charge relating to the Practice pending or, to the Knowledge of the Seller Parties, threatened before the National Labor Relations Board or other similar governmental authority;

(iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Seller Parties, threatened against or affecting the Practice, and there has been no such job action during the past three years;

(iv) there are no administrative charges or court complaints pending or, to the Knowledge of the Seller Parties, threatened against any of the Seller Parties before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor;

(v) Seller Parties have complied with all applicable provisions of the Immigration Reform and Control Act and all of Seller’s Employees, independent contractors, or other providers have a legal right to work in the United States (whether by citizenship, visa or other similar permit or document); and

(vi) none of the Employees is subject to a collective bargaining or labor union agreement and no representation question exists respecting the Employees, and there are no current organizing activities among the Employees.

(c) Seller Parties do not maintain, nor have they maintained, for the benefit of any Employee or any other Person, any Benefit Arrangement, other than as identified on Schedule 5.10(c). Seller Parties have not done anything, nor failed to do anything, which would cause Purchaser to be liable to Seller’s Employees, former Employees, retirees, their beneficiaries or any other Person, government or government agency because of or arising out of any such plans or any other employee beneficiary of plans of Seller Parties whatsoever. Correct and complete copies of any Benefit Arrangements have been provided to Purchaser. All Benefit Arrangements are in compliance in all respects with their respective governing documents or agreements and any and all applicable law. Since January 1, 2025, there has been no material change in any information disclosed on Schedule 5.10(c) except as set forth therein.

(d) Schedule 5.10(d) sets forth all workers’ compensation claims filed against Seller or the Practice since January 1, 2019. Except as set forth on Schedule 5.10(d), no claims, injuries, fact, event or condition exists which would give rise to a claim by any Employees of Seller, any former Employees of Seller, or any other Persons (including, without limitation, any dependents or spouses of Employees or former Employees) under any workers’ compensation laws, regulations, requirements or programs.

(e) Schedule 5.10(e) contains a true, complete and correct list setting forth as of the date hereof the names and current compensation rate and compensation of all Employees employed by Seller in connection with the Practice. Except as set forth on Schedule 5.10(e), no Person listed thereon received any bonus or increase in compensation since January 1, 2024, nor since that date has there been any promise to Seller’s Employees orally or in writing of any bonus or increase in compensation.

5.11 Contracts. Schedule 1.1(j) contains a true and complete list of each of the Business Contracts (other than the Excluded Contracts and the employment contracts which are set forth on Schedule 5.10(a)) to which any of the Seller Parties is a party or that are binding on the Seller Parties, the Practice, or the Assets. Complete and correct copies of the Business Contracts have been furnished to Purchaser. There are no contracts, leases or other agreements used in the ownership and operation of the Practice to which any Seller Party is a party other than those contracts, leases and other agreements set forth on Schedule 1.1(j) and the Excluded Contracts. All Business Contracts are valid, enforceable in accordance with their terms and are in full force and effect. Seller Parties have paid all amounts due on or before Closing under the Business Contracts and have satisfied all other material obligations accrued to date therewith. Seller Parties have not received any written notice of default under the Business Contracts and no fees are payable to any party on account of or as a condition of the assignment of such Business Contracts pursuant to the transactions herein contemplated. No party to any of the Business Contracts is in default in any respect.

5.12 Assets; Title to and Use of Assets.

(a) Seller does not own any real property. Seller leases the Property pursuant to that certain lease agreement by and between Seller, as tenant, and Suarez Enterprises, LLC, a Florida limited liability company, as landlord (the “Lease”). Other than the Lease, Seller is not a party to any other lease. There are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Property. The Property constitutes all real properties used or occupied by the Seller Parties in connection with the Practice.

(b) Schedule 5.12(b) contains a correct and complete list, for any individual item with a current market value in excess of $500.00, of (a) all fixed assets owned or leased by, in the possession of, or used by the Seller Parties in connection with the Practice and (b) all other tangible and intangible personal property, rights, and assets owned or leased by, in the possession of, or used by the Seller Parties in connection with the Practice (except for inventory, the Property, and Proprietary Rights), including, without limitation, equipment, fixtures, computer hardware, and software.

(c) Seller has good and valid title to, or a valid leasehold interest in, the Assets, except for any Encumbrances set forth on Schedule 5.12(c). Any Encumbrances disclosed on Schedule 5.12(c) shall be released on or before the Closing. At the Closing, Seller shall transfer and convey, and Purchaser will acquire title to, all Assets free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement). At Closing, Purchaser will be vested with good and marketable title and interest in and to the Assets. Except for any assets that are Excluded Assets, the Assets include, without limitation, all personal property of Seller, both tangible and intangible, necessary to conduct the Practice as now conducted or currently proposed to be conducted, and none of such Assets are owned by any other Person other than Seller.

(d) The Assets have been maintained in accordance with normal industry practice and are suitable for the purposes for which each is presently used and presently proposed to be used. All inventory and supplies consist of items of a quality and quantity usable or saleable in the ordinary course of business. The Assets are sufficient for the continued conduct of the Practice after the Closing in substantially the same manner as conducted prior to the Closing. The Assets are in good condition and repair and none of such require any repair or replacement except for maintenance in the ordinary course of business. The Assets are located at the Property.

5.13 Intellectual Property. Schedule 5.13 is a complete and correct list of all Proprietary Rights owned or used by any of the Seller Parties in connection with the operation of the Practice, including, without limitation, all trade or corporate names used by any of the Seller Parties and all licenses and other rights granted by any of the Seller Parties to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to any of the Seller Parties with respect to Proprietary Rights. Except as set forth on Schedule 5.13, (a) the Seller Parties own, free and clear of all Liens, or have a valid license to use, all of the Proprietary Rights necessary for the operation of the Practice as presently conducted; (b) to the Knowledge of the Seller Parties, no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or threatened, and there is no reasonable basis for any such claim; (c) none of the Seller Parties nor any registered agent of any of the Seller Parties has received any notices of, or is aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has any of the Seller Parties, or, to the Knowledge of the Seller Parties, any registered agent of any of the Seller Parties received any notices of claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) none of the Seller Parties has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, nor is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Practice as presently conducted or as currently proposed to be conducted. Except as set forth on Schedule 5.13, the Seller Parties do not store or have access to any credit card (or similar) payment information or social security numbers (or equivalent). To the Knowledge of the Seller Parties, there has been no unauthorized access to, acquisition, use or disclosure or breach of the security of any data to which the Seller Parties have access.

5.14 Conduct of Business.

(a) Except as set on Schedule 5.14, since January 1, 2024, Seller Parties have conducted the Practice only in the ordinary course of business consistent with past custom and practice, and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Seller Parties or the Practice.

(b) Except as set forth on Schedule 5.14 and as reflected on the Financial Statements, Seller and Owner (as it relates to the Practice) do not have any indebtedness for borrowed money nor is he, she, or it a guarantor or surety for any liability or obligation of any other Person.

(c) Since January 1, 2024, Seller and Owner (as it relates to the Practice) have not incurred or become subject to any liability, other than (i) the liabilities reflected on the Financial Statements, (ii) any liabilities incurred in the ordinary course of business, all of which have been paid in full in the ordinary course of business or are reflected on the Seller’s regular books of account and none of which is material in nature or amount, and (iii) any other liabilities identified on Schedule 5.14.

(d) Except as set forth on Schedule 5.14, Seller and Owner (as it relates to the Practice) are not liable or indebted under any United States Small Business Administration Paycheck Protection Program loans or liabilities (collectively, “PPP Loans”).

(e) None of the Seller Parties has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

5.15 Compliance with Applicable Law. Seller Parties and, to the Knowledge of Seller Parties, Seller’s Employees are or have never been in violation of any law, regulation or requirement applicable to it, him or her in connection with the Practice or Property, or the conduct, ownership, use, occupancy or operation of the Practice or Property, nor has any Seller Parties received notice (written or oral) of any such violation, including, but not limited to, any law, regulation or requirement of the United States Drug Enforcement Agency or any state or board or agency of any state (or the federal government) in which Owner or any Employee is licensed to practice.

5.16 Absence of Undisclosed Liabilities. Seller and Owner (with respect to the Practice) do not have any debts, liabilities, or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated, or otherwise and whether due or to become due) arising out of transactions entered into at or prior to Closing, or any transaction, series of transactions, action, or inaction at or prior to the Closing, or any state of facts or conditions existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including liabilities or obligations on account of Taxes or governmental charges or penalties, interests or fines thereon or in respect thereof, except for liabilities specifically delineated on Schedule 5.16.

5.17 Completeness of Statement. None of the representations and warranties of Seller Parties set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.18 Investment Representation. Seller and Owner (as beneficial owner of the Seller) acknowledge, understand, represent, and warrant that:

(a) The IVP Shares are being acquired by and provided to Seller for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Seller Parties have no present intention of selling, granting any participation in or otherwise distributing the IVP Shares.

(b) Seller Parties acknowledge that they and each of their respective representatives have been afforded an opportunity to ask questions to IVP and receive answers and additional information concerning IVP and the IVP Shares. Seller Parties acknowledge that they and each of their respective representatives have been furnished with all information and documentation regarding IVP and the IVP Shares which they or each of their respective representatives have requested or desire to know or inspect concerning IVP and the IVP Shares.

(c) Seller Parties have carefully reviewed all public filings of IVP with the U.S. Securities and Exchange Commission, other publicly available information regarding IVP, and such other information that it and its advisers deem necessary to make its decision to enter into this Agreement and the Transaction Documents and close the transactions contemplated herein and therein.

(d) Seller Parties recognize that the IVP Shares are long-term, speculative investments involving a high degree of risk. Seller Parties have been given no assurances by any person regarding the future success of this investment or any future distributions or other returns of IVP or its investments. Furthermore, (a) Seller Parties must be prepared to hold the IVP Shares and bear the economic risk of this investment for an indefinite period of time; (b) Seller Parties may not be able to liquidate this investment in the event of an emergency (and any liquidation will be governed by the IVP Shares, the IVP Share Documents, and any related documents executed in connection therewith); and (c) the transferability of the IVP Shares are (and will likely remain) extremely limited (and any transferability will be governed by the terms of the IVP Shares, the IVP Share Documents, and any related documents executed in connection therewith).

(e) Seller Parties acknowledge the IVP Shares have not been registered under the Securities Act or any applicable state securities laws by reason of claimed exemptions from such registration which depend, in part, upon the investment intention of Seller Parties. Seller Parties acknowledge and understand that the IVP Shares are subject to certain restrictions on the transferability and sale of the IVP Shares.

(f) Seller Parties acknowledge and agree that they (i) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transaction contemplated herein, including as it relates to the IVP Shares, (ii) have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the issuance of the IVP Shares to Seller, (iii) are able to bear the risk of an entire loss of the value of the IVP Shares, and (iv) are consummating the transaction and receipt of the IVP Shares with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(g) Seller Parties acknowledge and agree that neither IVP nor any of its affiliates, principals, stockholders, partners, employees and agents (i) have been requested to or has provided the Seller Parties with any information or advice with respect to the IVP Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to IVP or the credit quality of the IVP Shares.

(h) Seller Parties acknowledge and agree that (i) IVP and its affiliates may possess material nonpublic information regarding IVP not known to the Seller Parties that may impact the value of the IVP Shares, including, without limitation, (x) information received by principals and employees of IVP in their capacities as directors, officers, significant stockholders and/or affiliates of the Issuer, (y) information otherwise received from IVP on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing IVP and its Board of Directors (collectively, the “Information”), and that IVP may be unable to disclose the Information to the Seller Parties. Seller Parties understand, based on its experience, the disadvantage to which the Seller Parties are subject due to the disparity of information between IVP and Seller Parties. Notwithstanding such disparity, Seller Parties have deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated herein.

(i) Seller Parties agree that none of IVP, or its affiliates, principals, stockholders, partners, employees and agents shall have any liability to the Seller Parties, or their respective affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with IPV’s use or non-disclosure of the Information, and Seller Parties hereby irrevocably waives any claim that it might have based on the failure of IVP to disclose the Information.

6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller Parties as of the Effective Date and as of the Closing Date as follows:

6.1 Organization. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted and as proposed to be conducted.

6.2 Authority Relative to This Agreement. Purchaser has the limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved, and no other proceedings on the part of Purchaser or its members or managers are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Transaction Documents to which each is a party, such Transaction Documents will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.3 No Violations. Neither the execution, delivery, or performance by Purchaser of this Agreement or the Transaction Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (a) require Purchaser to obtain any consent, approval or action of, or make any filing with or give notice to, any governmental regulatory authority or any other Person, or (b) conflict with or result in any breach of any provisions of the Purchaser’s organizational documents, including, without limitation, any certificates of organization or operating agreements of Purchaser.

7. Covenants.

7.1 Conduct of Business. Prior to the Closing Date, Seller Parties shall use all commercially reasonable best efforts to (i) conduct the Practice only in the ordinary course of business consistent with past practice, (ii) maintain the Assets and Practice in the usual, regular and ordinary course of business consistent with past practice, and (iii) maintain a usual and customary level of office and veterinary consumable supplies, inventory, prescription drugs, controlled substances, and medications consistent with past practice. Prior to the Closing Date, Seller Parties shall also use all commercially reasonable best efforts to preserve intact its business organizations and relationships with all other Persons and the goodwill and ongoing operations of the Practice. Except as otherwise required or permitted under this Agreement, without the prior written consent of Purchaser, Seller Parties shall not (i) sell, lease or transfer any Assets other than in the ordinary course of business consistent with past practice or sublease the Property or assign the Lease, (ii) amend, modify or terminate any Business Contract, (iii) subject any of the Assets, the Lease, or the Property to any new Encumbrance or allow any new Encumbrance to exist, other than any Encumbrance on Excluded Assets, (iv) knowingly take any action that would cause any of the representations and warranties of Seller Parties in this Agreement not to be true and correct in all respects as of the Closing Date, (v) settle, release or forgive any claim or litigation or waive any right thereto which relates to the Practice or the Assets (other than any claim or litigation which relates to an Excluded Asset or Excluded Liability), (vi) incur any liabilities other than Excluded Liabilities or liabilities incurred in the ordinary course of business consistent with past practice, (vii) purchase or contract to purchase or lease any clinical merchandise or equipment, (viii) permit Seller Parties to increase any compensation for or pay any bonus to any officer, director, Employee or agent of Seller Parties, (ix) permit Seller Parties to hire or fire any new employee, or (x) agree or commit to take any action prohibited by this Section 7.1.

7.2 Public Announcement; Client Notification.

(a) Prior to the Closing, Seller, Owner and Purchaser agree that they will not issue any press release or respond in writing to any press inquiry with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or therein without the prior approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable law. Notwithstanding the foregoing or anything herein to the contrary, following Closing, Purchasers shall be permitted, without the prior approval (or any approval whatsoever) of Seller Parties, to issue a press release or respond in writing to any press inquiry with respect to this Agreement, the Transaction Documents, or the transactions contemplated hereby or therein.

(b) At any time prior to the Closing, upon mutual agreement of the parties hereto, Seller Parties and Purchaser shall notify any and all patients, customers, clients, referral bases and vendors of the Seller Parties and Practice of Purchaser’s acquisition of the Practice and the Assets and urge each of the foregoing to use, and/or continue to use, the Practice and the services of Purchaser. Notwithstanding the foregoing, following Closing, Purchaser shall be permitted, without the prior approval (or any approval whatsoever) of Seller Parties, to notify any and all patients, customers, clients, referral bases and vendors of the Seller Parties and Practice of Purchaser’s acquisition of the Practice and the Assets and urge each of the foregoing to use, and/or continue to use, the Practice and the services of Purchaser. The foregoing notice and the contents thereof shall be in a form approved by Purchaser, in its sole and absolute discretion.

(c) The Seller and the Owner each acknowledge and agree that, substantially simultaneously with or following the execution of this Agreement by the parties hereto and the Closing, in IVP’s sole discretion, IVP may file or furnish, as applicable, a current report on Form 8-K with the U.S. Securities and Exchange Commission disclosing this Agreement (as executed), the purchase of the Practice, the payment of the Purchase Price, the issuance of shares of Class A common stock of IVP to the Sellers as partial satisfaction of the Purchase Price, the identity of the Sellers, and any and all material information relating to the transactions contemplated hereby, in each case pursuant to the rules, regulations and staff interpretations of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Seller and the Owner further acknowledge and agree that, following the execution of this Agreement by the parties hereto and the Closing, in IVP’s sole discretion, IVP may file or furnish, as applicable, this Agreement and any and all material information relating to this Agreement and the transactions contemplated hereby in compliance with, and pursuant to, the reporting and disclosure requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, including in all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the U.S. Securities and Exchange Commission.

7.3 Notification of Certain Matters. Seller Parties shall give prompt notice to Purchaser of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents, (ii) any written objection, litigation or administrative proceeding that challenges the transaction contemplated hereby or in the Transaction Documents, and (iii) any inaccuracy of or change related to any representation or warranty or the breach of any covenant contained herein or in the Transaction Documents.

7.4 Tax Matters; Fees. Seller Parties shall prepare all of its Tax Returns for all periods and shall be responsible for paying all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date. Prior to or within a reasonable time following Closing (but in no event later than the due date), Seller Parties will endeavor to file all sales, use and unemployment insurance Tax Returns attributable to their operations of the Practice prior to the Closing Date and to provide Purchaser with evidence of such filings and tax clearance certificates or other evidence acceptable to Purchaser that all such tax obligations have been satisfied. Any personal property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax) levied in connection with the contemplated transactions shall be paid by Seller Parties. All fees related to transfer of the Business Contracts (that are to be assumed pursuant to the terms hereof) are payable by Seller Parties.

7.5 Brokers or Finders. There are no commissions or fees due for this transaction to any broker and neither party has dealt with any broker, except for PS Broker, representing Seller. Any amounts due to said broker for commissions or fees shall be paid by Seller.

7.6 Trade Names. At Closing, Seller Parties will execute (and deliver to Purchaser) an amendment to Seller’s articles of incorporation by which Seller shall change its name to remove reference to “Debary Animal Clinic” (the “Article Amendment”), and at Closing, Purchaser shall execute such appropriate documents to reserve the trade name “Debary Animal Clinic” with the Florida Secretary of State (or similar and/or applicable governmental authority) (the “Trade Name Forms”). Purchaser shall be responsible for the cost of filing the Article Amendment and the Trade Name Forms. Seller Parties authorize Purchaser to file the Article Amendment at or after Closing with the Florida Secretary of State (or similar and/or applicable governmental authority). Following the Closing, Seller Parties shall not be permitted to use, any manner whatsoever, the trade name “Debary Animal Clinic” or any other derivation thereof. On and after the Closing any amounts of money, profits and/or earnings derived from the use of the foregoing trade names shall be the sole property of Purchaser, and Seller Parties shall have no right, title and/or interest in and to said money, profits and/or earnings.

7.7 Malpractice Insurance. Seller Parties shall continue Seller’s existing policies of malpractice insurance or obtain such tail insurance with coverage of no less than was in effect immediately prior to Closing Date.

7.8 Utilities. In connection with utilities for the Property, Purchaser shall make appropriate arrangements for transfer of all necessary utilities in its own name to be effective as of the Closing Date, or as soon thereafter as the utility allows. Providers of electricity, gas, water, sewer and other utilities will be asked by Seller Parties to take meter readings as close to the Closing Date as possible and to bill Seller Parties, as applicable, for service prior to such readings and to bill Purchaser for service thereafter. The readings may occur before or after the Closing Date.

7.9 Further Agreements. Seller Parties authorizes and empowers Purchaser on and after the Closing Date to receive and to open all mail received by Purchaser relating to the Assets, the Practice or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Seller Parties shall promptly deliver to Purchaser any mail or other communication received by Seller Parties on or after the Closing Date pertaining to the Assets, the Practice or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, Seller Parties shall refer all inquiries with respect to the Practice, the Assets, and the Assumed Liabilities to Purchaser.

7.10 Accounts Receivable; Closing Certificate.

(a) On the Closing Date, Seller Parties shall provide Purchaser with a certified list, in a form satisfactory to Purchaser in Purchaser’s sole discretion, of Seller’s accounts receivable, customer deposits, prepaid expenses, and inventory, all as of the Closing Date (the “Closing Certificate”).

(b) Seller shall, immediately prior to Closing, write off and remove from the books of the Practice any and all accounts receivable aged over sixty (60) days. This includes, but is not limited to, outstanding balances owed by Employees, animal rescues, 501(c)(3) organizations, and any other Person. Seller shall not seek payment on any such accounts receivable after on or after the Closing Date from Purchaser or any other Person. Any accounts receivable, regardless of age, that are collected after the Closing Date shall be the sole and exclusive property of Purchaser.

7.11 Post-Closing Proceeds. The parties hereto acknowledge and agree that (i) on and after the Closing Date and following the Closing, credit card payments and proceeds, cash, cash equivalent, or check payments and proceeds, and such other consideration for services rendered and/or goods provided in and through the Practice and the operations thereof may process in the name of certain of the Seller Parties and may be attached to Seller Parties’ bank account(s) even though Purchaser has purchased the Assets, and (ii) on and after the Closing Date and following the Closing, said payments, proceeds, and consideration and all amounts related thereto will be the exclusive property of Purchaser. In light of the foregoing, any and all of the foregoing payments, proceeds, and consideration (to the extent received by Seller and/or Owner) shall be held in trust by Seller and Owner for the benefit of Purchaser and shall be paid to Purchaser by Seller and Owner immediately upon each request of Purchaser, but in no event later than ten (10) days after said request. Seller and Owner acknowledge and agree that Purchaser may make such requests at such intervals as determined by Purchaser in its sole discretion. Notwithstanding the foregoing, Purchaser may elect, in its sole discretion, for Seller and Owner to pay the foregoing payments, proceeds, and consideration in and through the settlement process set forth in Section 2.4 (provided that the timing of when such amounts shall be paid shall be determined by Purchaser in Purchaser’ s sole discretion).

7.12 Vendor Accounts. The parties hereto acknowledge and agree that on and after the Closing Date and following the Closing, Seller Parties shall assist Purchaser, upon Purchaser’s reasonable request, to (i) move over and switch to Purchaser certain vendor accounts of Seller Parties for the Practice or (ii) set up new accounts with said vendors with said new accounts being in Purchaser’s name. The determination to move over and switch accounts or to set up new accounts shall be made by Purchaser in Purchaser’s sole discretion. On and after the Closing Date and following the Closing, Seller Parties shall no longer have authority to order supplies, inventory or other materials for the Practice unless authorized to do so by Purchaser.

8. Conditions Precedent.

8.1 Conditions Precedent to Obligations of Seller Parties and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any governmental or regulatory authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated;

(b) no claim, action, suit, arbitration, inquiry, proceeding, investigation, or Legal Proceeding shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against Purchaser or Seller Parties seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 8.1(b) shall not apply to any party that has directly or indirectly solicited or encouraged any such claim, action, suit, arbitration, inquiry, proceeding, investigation, or Legal Proceeding; and

(c) the transactions contemplated by that certain Real Estate Purchase and Sale Agreement of even date herewith and entered into by and between Suarez Enterprises, LLC, as seller, and IVP FL Properties, LLC, as purchaser, which provides that the foregoing purchaser shall purchase the Property, shall have been closed pursuant to and in compliance with the terms thereof.

8.2 Conditions Precedent to Obligation of Seller Parties. The obligation of Seller Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law):

(a) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct; and

(b) Purchaser shall have duly executed and delivered each of the Transaction Documents to which it is a party.

8.3 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Purchaser, unless such a waiver is prohibited by law):

(a) All Encumbrances on and secured by the Assets shall have been fully released and/or satisfied and paid on, by, or through Closing;

(b) Purchaser shall have obtained financing for the acquisition of the Assets provided for herein and for the funding of the Purchase Price to be paid in connection therewith in such amount and upon such terms and from such Persons as Purchaser may approve in its sole discretion;

(c) Seller Parties shall have complied with and performed all of their respective agreements and obligations under this Agreement that they are each required to perform at or prior to the Closing Date, the representations and warranties of Seller Parties contained in this Agreement shall be true and correct in all respects, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller and signed by Owner as to the satisfaction of this condition;

(d) Seller Parties shall have all duly executed and delivered each Transaction Document to which they are each a party;

(e) all required Consents or other authorizations from any Person shall have been obtained;

(f) from January 1, 2025 to and through the Closing, there shall have been no material adverse change (nor shall any event or events have occurred that, individually or in the aggregate, with or without lapse of time, could reasonably be expected to result in a material adverse change) in (i) the business, prospects, results of operations, performance (financial or otherwise), condition (financial or otherwise) or assets (including the Assets) of the Practice and Seller Parties, (ii) the value of the Assets, or (iii) the ability of Seller Parties to consummate the transactions contemplated herein;

(g) All full and part time veterinarians employed by Seller and the Practice (including, without limitation, Owner) shall have entered into an employment agreement with Purchaser (such employment agreement to contain such term as are acceptable to and approved by Purchaser in its sole discretion);

(h) Purchaser shall have determined to its satisfaction and in its sole discretion that (i) a veterinary clinic and/or hospital is permitted to operate at the Property, (ii) all necessary planning and zoning designations, approvals, conditions, and permits have been obtained for the Property to allow Purchaser and/or any tenant of Purchaser to use the Property for operation of a veterinary clinic and/or hospital, and (iii) the planning and zoning designations, approvals, conditions, and permits for the Property are acceptable to Purchaser, as determined in its sole discretion;

(i) no Legal Proceeding or other proceeding shall have been commenced before any Person against Purchaser, Seller, or Owner seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; and

(j) no law or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Person that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement.

8.4 Effect. If any of the conditions to Purchaser’s obligations provided for in Sections 8.1 and 8.3 hereof have not been fulfilled within the applicable time periods, Purchaser may waive such condition and proceed to Closing pursuant to this Agreement or terminate this Agreement, in which event neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

9. Termination, Amendment and Waiver.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing;

(a) by mutual written agreement of Purchaser, Owner, and Seller;

(b) by the timely exercise of Purchaser’s right to terminate pursuant to Section 4.2; and

(c) by Purchaser if (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller Party in this Agreement and such breach, inaccuracy, or failure has not been cured by such Seller Party within fifteen (15) days of such Seller Party’s receipt of written notice of such breach from Purchaser, or (ii) the Closing has not occurred on or before May 15, 2025, unless Purchaser is then in material breach of this Agreement; or

(d) by Seller Parties if (i) Seller Parties are not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Purchaser in this Agreement and such breach, inaccuracy, or failure has not been cured by Purchaser within fifteen (15) days of Purchaser’s receipt of written notice of such breach from Seller Parties, or (ii) the Closing has not occurred on or before May 15, 2025, unless any of the Seller Parties is then in material breach of this Agreement.

9.2 Rights and Remedies on Termination. If this Agreement terminates on account of the breach of either party, any additional obligations of the non-breaching party shall cease, and such non-breaching party shall have the right to exercise all rights and remedies available both at law and in equity. Upon termination for any other reason, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. Neither party shall be liable to the other party for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits.

10. Indemnification.

10.1 Purchaser Indemnification. From and after the Closing, Seller Parties hereby agree to jointly and severally indemnify and defend and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, employees, equity holders, managers, members, agents, successors and assigns (collectively, the “Purchaser Indemnified Persons”) from, against and in respect of, and to promptly pay to or reimburse a Purchaser Indemnified Person for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, injuries, deficiencies, demands, debts, Taxes, Encumbrances, claims, suits, actions, causes of action, assessments, losses, charges, costs, expenses, expenditures, interest, fines, penalties, actual or punitive damages, or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements, and compromises (including reasonable fees and expenses of attorneys, accountants, and other expenses (individually and collectively the “Losses”) incurred, suffered, sustained or required to be paid by a Purchaser Indemnified Person relating to, resulting from, arising out of, or otherwise by virtue of any of the following:

(a) any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by any Seller Party in this Agreement or any Transaction Documents;

(b) any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of any Seller Party made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents;

(c) any violations of or obligations under any Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising prior to the Closing Date, whether or not such acts, omissions, circumstances, or conditions constituted a violation of any Environmental and Safety Requirements as then in effect;

(d) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Purchaser Indemnified Party relating to any personal injury or property damage caused, or alleged to be caused, by any service provided or product sold, delivered or serviced by any Seller Party or any of Seller’s Employees prior to the Closing;

(e) any assertion against a Purchaser Indemnified Person for any amounts provided for hereunder that any Seller Party is obligated to pay, satisfy or discharge, including, without limitation, the Excluded Liabilities and any amounts provided for in Section 2.4 above;

(f) any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and any of the Seller Parties;

(g) any Taxes that are the responsibility of any of the Seller Parties pursuant to the terms hereof;

(h) the failure of any Seller Party to comply with any bulk sales law and other similar laws in any applicable jurisdiction in respect of the transactions contemplated in this Agreement; or

(i) any Legal Proceeding incident to any of the foregoing.

10.2 Seller Parties Indemnification. From and after the Closing, Purchaser hereby agrees to indemnify and defend and hold harmless Seller Parties and each of their respective directors, officers, employees, equity holders, managers, members, agents, successors and assigns (collectively, the “Seller Indemnified Persons”) from, against and in respect of, and to promptly pay to or reimburse a Seller Indemnified Person for, any and all Losses incurred, suffered, sustained or required to be paid by a Seller Indemnified Person relating to, resulting from, arising out of, or otherwise by virtue of any of the following: (i) any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Transaction Documents; (ii) any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of the Purchaser made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents; (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and any of the Purchasers; or (iv) any Legal Proceeding incident to any of the foregoing.

10.3 Survival; Right to Indemnification. All of the representations, warranties, covenants, agreements, and obligations set forth and contained in this Agreement (including, without limitation, the indemnification obligations provided for in Article 10) shall survive the Closing hereunder, but with respect to the representations and warranties, (i) those set forth and contained in Sections 5.8 and 5.10(c) shall survive the Closing Date until the date that all claims against any Purchaser Indemnified Persons which could give rise to claims for indemnification based upon, arising out of, or otherwise in respect of any such representations and warranties are barred by all applicable statutes of limitations, (ii) those set forth and contained in Sections 5.1, 5.2, 5.3, 5.4, 5.9, 5.12(c), 5.14, 5.15, 6.1, 6.2, and 6.3 shall survive the Closing Date indefinitely, and (iii) all other representations and warranties of Seller, Owner, and Purchaser set forth and contained in this Agreement shall survive for a period of three (3) years after the Closing Date. The right to indemnification, payment of damages or other remedies based on such representations, warranties, covenants and obligations will not be affected by the Closing, by any earlier termination of this Agreement, or by any investigation conducted by any Person with respect to, or any knowledge acquired by any Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations. The remedies provided in this Article 10 shall not be exclusive of or limit any other remedies that may be available to any party, whether at law, in equity, by contract or otherwise.

10.4 Indemnification Procedure for Third Party Claim.

(a) If subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first (A) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (B) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; provided further, however, that, in the event the Indemnifying Party assumes control of the defense, the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

(b) If the Indemnifying Party fails to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c) If the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks (i) any order, injunction or other equitable relief against the Indemnified Party or (ii) involves criminal or quasi-criminal allegations.

(f) If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.4, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15)-day period.

(g) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(h) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

10.5 Bulk Sales Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, Seller Parties, jointly and severally, shall indemnify, defend, and hold the Purchaser harmless against any claims or damages resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

11. Restrictive Covenants

11.1 Seller Parties’ Acknowledgments. Seller Parties agree and acknowledge that in order to assure that the Practice will retain its value as a “going concern,” it is necessary that Seller Parties do not utilize his or its present and special knowledge of the Practice and the Restricted Business to compete with Purchaser and the Practice during the Restricted Period after the closing of the acquisition of the Assets. Seller Parties further acknowledge that (a) Purchaser has been and/or will be engaged in the Practice and the Restricted Business; (b) Seller Parties possess extensive knowledge and a unique understanding of the Practice as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Purchaser and the Practice and the Assets; (c) the agreements and covenants contained in this Article 11 are essential to protect Purchaser and the value of the Practice and the Assets and are a condition precedent to Purchaser’s willingness to pay for the Assets; (d) Purchaser would be irreparably damaged if any of Seller Parties were to provide services or any products to any Person in violation of the provisions of this Agreement; (e) Owner has a means to support himself or herself and their respective dependents other than by engaging in the Practice within the Restricted Area and the provisions of this Article 11 will not impair such ability; and (f) the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Article 11 are reasonable and are not broader than are necessary to maintain the goodwill associated with the Practice and the Assets.

11.2 Non-Competition. During the Restricted Period, each of the Seller Parties shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller Parties, or as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a) interfere or compete, in any manner whatsoever, with the Restricted Business or any business competitive with the business of the Purchaser within the Restricted Area;

(b) engage in, or give any advice to any Person (other than the Purchaser) engaged in, the Restricted Business or any business competitive in any respect or manner with the business of the Purchaser within the Restricted Area;

(c) lend credit, money or reputation or guaranty any credit for the purpose of establishing or operating or investing in any Person (other than the Purchaser) that engages in (or proposes to engage in) the Restricted Business or any business competitive with the business of the Purchaser within the Restricted Area; or

(d) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, in any manner, including, without limitation, as an officer, director, shareholder, member, manager, partner, proprietor, employee (other than as an employee of Purchaser), agent, consultant, independent contractor or otherwise, any Person which is, directly or indirectly, engaged in (or proposes to engage in) the Restricted Business or any business competitive with the business of the Purchaser within the Restricted Area (provided, however, that Owner may own, solely as a passive investment, securities of any entity which are traded on a national securities exchange or in the over-the-counter market if the Owner does not own more than one percent (1.0%) of any class of securities of such entity).

11.3 Non-Solicitation. During the Restricted Period, each of the Seller Parties shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller Parties, or as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a) call upon, solicit, divert, take away, or attempt, in any manner, to call upon, solicit, divert, or take away any Existing Clients or any Future Clients for the purpose of selling and/or providing any business, products, or services that are a part of or relate to the Restricted Business or for the purpose of security business related to the Restricted Business;

(b) hire, employ, or recruit, or attempt, in any manner whatsoever, to hire, employ, or recruit, or contact or solicit with respect to hiring or employing, any Person that is an employee, director, manager, member, or officer of the Purchaser or IVP or any Person who acted in such capacity within one (1) year prior to any such hiring, employment, recruitment, contact, or solicitation;

(c) call upon, solicit, cause, encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage any Person that is an employee, director, manager, member, officer, contractor or consultant of the Purchaser or IVP or any Person who acted in such capacity within the one (1) year prior to any such contact or solicitation to leave the employ of or terminate or otherwise alter its contractual relationship, whether oral or written, with the Purchaser, IVP, or any Affiliate of the Purchaser or IVP; or

(d) call upon, solicit, cause, or encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage any Existing Clients or any Future Clients to terminate or otherwise alter his, her, or its relationship, whether oral or written, whether contractual or not, with the Purchaser, IVP, or any Affiliate of the Purchaser or IVP.

11.4 Confidential Information. During the Restricted Period and thereafter, except as may be required by applicable law, each Seller Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Purchaser, furnish, make available or disclose to any third party or use for the benefit of the Seller Parties or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of Purchaser, Seller, IVP, or the Practice, including information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Purchaser in connection with the Practice and the Assets; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the Seller Parties. The Seller Parties acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to Purchaser.

11.5 Property of the Business. All memoranda, notes, lists, records and other documentations or papers (and all copies thereof), including such items stored in computer memories, on “cloud”-based servers, removable storage, or microfiche or by any other means, which will become Purchaser’s property (after the consummation of transactions contemplated by this Agreement), are and shall be Purchaser’s property and shall be delivered to Purchaser promptly on the request of Purchaser.

11.6 Reformation of Article 11. Seller, Owner, and Purchaser agree and stipulate that the covenants contained in this Article 11 are fair and reasonable in light of all of the facts and circumstances of the relationship among the Purchaser, Seller, and Owner; however, Seller, Owner, and Purchaser are each aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of and not in derogation of the provisions of Article 11 hereof, the parties agree that in the event a court should decline to enforce any of the provisions of Article 11, that Article 11 will be deemed to be modified or reformed to the maximum extent as to time, geography and business scope, which the court finds enforceable and permissible under the circumstances.

11.7 Enforcement. Seller Parties acknowledge and agree that a violation or attempted violation by any of the Seller Parties of any provisions of this Article 11 hereof will cause such damage to the Purchaser as will be irreparable and that the remedy at law will be inadequate, and accordingly, Seller Parties agree that the Purchaser will be entitled to an injunction, without posting bond or any other security, from any court of competent jurisdiction, restraining any further violation of such provisions by any of the Seller Parties. Seller, Owner, and Purchaser agree that in the event of a violation or attempted violation by any of the Seller Parties of any provision of this Article 11 hereof, the Purchaser will be entitled, in addition to the injunctive relief discussed above, to seek and obtain such damages as the Purchaser may be entitled to under applicable law. Any exercise by the Purchaser of its rights pursuant to this Article 11 will be cumulative and in addition to any other remedies to which the Purchaser may be entitled at law or in equity. If, during any period within the term of this Agreement, any of the Seller Parties are not in compliance with the terms of this Article 11, the Purchaser will be entitled to, among other remedies, require compliance by any such Seller Party with the terms of this Article 11 for an additional period equal to the period of such noncompliance.

11.8 Inclusion of Other Entities. Notwithstanding that IVP has not executed and is not a party to this Agreement, Seller Parties acknowledge that it is the parties’ intention that IVP shall be a beneficiary of the Seller Parties’ covenants, obligations, and performance under this Article 11 and IVP (and its Affiliates, assignees and successors-in-interest) shall be entitled to directly enforce such covenants, obligations, and performance in its own name and on its own behalf as if it were a signatory to this Agreement and an express party hereto. The parties acknowledge that IVP will derive and obtain substantial benefits from the transactions contemplated by this Agreement and the Transaction Documents.

12. General Provisions.

12.1 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by reputable overnight delivery service or by email transmission to each of the parties at the following addresses:

To Purchaser:	IVP FL Holding Company, LLC
780 Lynnhaven Parkway
Suite 400
Virginia Beach, Virginia 23452
Attn: Kimball Carr
Email: kcarr@inspirevet.com

With a copy to:	Rose Grasch Camenisch Mains PLLC
326 South Broadway
Lexington, Kentucky 40508
Attn: H. Derek Hall, Esq.
Email: derek.hall@rgcmlaw.com

To Seller:	Joseph A. Suarez, D.V.M., P.A.
Attn: Joseph A. Suarez, DVM
107 Amberglow Court
Debary, Florida 32713
Email: drjoe@debaryanimalclinic.com

To Owner:	Joseph A. Suarez, DVM
107 Amberglow Court
Debary, Florida 32713
Email: drjoe@debaryanimalclinic.com

With a copy to:	Dennison & Matthews, PLLC
7575 Dr. Phillips Blvd., Ste. 170
Orlando, Florida 32819
Attn: George D. Dennison II, Esq.
Email: george@dennisonmatthews.com

or to such other address or such other Person as the addressee party shall have last designated by written notice to the other party. A copy of any Notice sent by email also must be personally delivered or sent by reputable overnight courier service (in accordance with this Section) within 48 hours of the transmission of such Notice by email, provided that failure to do so will not invalidate any Notice actually received by the party to whom the email was addressed. Notices given by email transmission shall be deemed to be delivered as of the date and time when such email is sent; and all other Notices shall have been deemed to have been delivered on the date of delivery or refusal. All copies of Notices (i.e., those provided to any Person other than Seller, Owner, or Purchaser) shall be given as a courtesy only, and the failure or inability to deliver any courtesy copy of any Notice will not invalidate the Notice given to Seller, Owner, or Purchaser.

12.2 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, including, without limitation, any transaction between the parties hereto.

12.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction.

12.5 Venue and Jurisdiction; Attorneys’ Fees; Jury Trial Waiver. The parties agree that any litigation commenced by any party hereunder on any basis shall be brought in a Florida state court of competent jurisdiction sitting in Volusia County, Florida, or the federal United States District Court for the Middle District of Florida and the parties expressly waive any right to contest such venue or assert improper venue, forum non conveniens or similar doctrines. The parties hereby consent to the jurisdiction of such courts. If a dispute arises regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and expenses (including attorneys’ fees) in connection with such interpretation or enforcement; provided, however, the prevailing party shall not be entitled to reimbursement of the costs and expenses provided for in Section 12.6 hereof. The parties hereby waive any right to a trial by jury respecting any action arising out of this Agreement or the transactions contemplated hereby.

12.6 Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

12.7 Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement and their respective rights, liabilities and obligations hereunder will not be assignable or delegable by either party without the prior written consent of the other party; provided, however, that nothing in this Agreement will limit Purchaser’s ability to assign its rights or delegate its responsibilities, liabilities, and obligations under this Agreement to any Person at any time without the consent of the Seller Parties. Specifically, the Seller Parties agree and acknowledge that Purchaser has assigned all of the Seller Parties’ representations, warranties, and indemnifications hereunder to, and for the benefit of, any lender to Purchaser or its Affiliates.

12.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto.

12.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies.

12.10 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.11 Counterparts; Effectiveness; Telecopy Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

12.12 Enforcement of Agreement. The parties hereto agree that time is of the essence in the performance of their respective obligations under this Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

12.13 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

12.14 Interpretation. No party hereto will be considered the draftsman hereof. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

12.15 Exclusive Negotiations. As of the Effective Date, (i) Seller Parties shall remove the Practice and the Assets from the market (if it is or has been on the market) and (ii) Seller Parties will not, directly or indirectly, solicit, negotiate, or discuss with any person or entity, any inquiry, proposal, or offer relating to the acquisition of the Assets and the Practice. If Seller Parties receives an inquiry from another potential buyer for any of the Practice or the Assets, Seller Parties will promptly notify Purchaser of such inquiry and all related details.

12.16 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

12.17 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Seller, Owner and Purchaser shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to Purchaser.

12.18 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee of Seller or any other Persons (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement.

12.19 Schedules and Exhibits. All schedules and exhibits attached hereto are incorporated herein by reference and made a part hereof.

13. Definitions. As used in this Agreement, the terms below shall have the following meanings. To the extent a term is not defined in this Section 13, said term shall have the meaning given to it in this Agreement:

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Benefit Arrangement” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, practice, policy, program, arrangement or agreement of any kind, whether written or oral, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment agreement, consulting, termination or severance agreements.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee” means each employee, officer or consultant of Seller engaged in the conduct of the Practice.

“Employee Payables” means any and all amounts due and owing for and to Seller’s Employees, including, without limitation, any and all amounts for payroll and payroll related accruals, Employee compensation, wages, and salaries, bonuses, 401k and related retirement contributions, Benefit Arrangements, vacation, sick, and other paid time off, unpaid continuing education, overtime, or such other related amounts. The foregoing includes any accrued but unpaid amounts of the foregoing compensation and benefits.

“Encumbrances” means any lien, pledge, assessment, security interest, lease, judgment lien, Tax lien, mechanic’s lien, materialmen’s lien or other restriction, limitation or condition on ownership of property of any kind or any other title retention or security arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Client” means any Person that was sold and/or provided any business, product, or service (including, without limitation, any veterinary services) that is a part of or relates to the Restricted Business by the Practice, any Seller Party, or Purchaser at any time prior to the Closing Date.

“Future Client” means, on or following the Closing Date, any Person that is sold and/or provided by the Purchaser or the Practice any business, product, or service (including, without limitation, any veterinary services) that is a part of or relates to the Restricted Business.

“Hazardous Wastes” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Knowledge of the Seller Parties,” “Knowledge of Seller,” and “Knowledge of Owner” or any other similar knowledge qualification means the knowledge Owner will be deemed to have of a particular fact or other matter if the Owner have actual knowledge of that fact or matter, or if a reasonable owner of a similarly situated veterinary practice would be expected to know of that fact or matter that is subject to any representation or warranty contained in this Agreement.

“Legal Proceedings” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any governmental or regulatory authority.

“Person” means any individual, association, corporation (including without limitation any non-profit corporation), estate, partnership (including without limitation any general, limited, or limited liability partnership), limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, governmental body, unincorporated association or other legal entity or organization.

“Proprietary Rights” means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, Internet domain leases and names (including the unrestricted right to the use of HTML content located and publicly accessible on such domain names), service marks, trade dress, trade names and corporate names; all jingles, slogans, and logotypes; all registered and unregistered statutory and common law copyrights; all registrations, applications, renewals, licenses and rights for and relating to any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

“Restricted Area” means any area within a twenty-five (25) mile radius of 30 S Hwy 17-92, Debary, Florida 32713 or any subsequent location of the Practice.

“Restricted Business” means (1) the provision of any veterinary services (whether same is provided in or through any clinic, office, hospital or any other business or entity, and said services includes, without limitation, any boarding or grooming services), and/or any goods used in connection with the provision of any veterinary services (including, without limitation, any grooming products, pet supplies or medication), or (2) the provision of any support services to anyone in connection with the business described in (1) above.

“Restricted Period” means a period commencing on the Closing Date and continuing for two (2) years thereafter.

“Seller Parties Designee” means Joseph A. Suarez, DVM.

“Taxes” means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any sales taxes, interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signatures.

PURCHASER:	IVP FL Holding Company, LLC,
a Delaware limited liability company

By:
Name:	Kimball Carr
Its:	President
Date:

SELLER:	Joseph A. Suarez, D.V.M., P.A.,
a Florida corporation

By:
Name:	Joseph A. Suarez, DVM
Its:	President
Date:

OWNER:

Joseph A. Suarez, DVM
Date:

[Signature Page]

EXHIBITS AND SCHEDULES

Exhibits

Exhibit 2.1(b) – Holdback Escrow Agreement

Exhibit 2.2(a) – Share Recipient Information

Exhibit 2.2(b) – Accredited Investor Questionnaire

Schedules

Schedule 1.1(c) – Customer Deposits

Schedule 1.1(d) – Prepaid expenses

Schedule 1.1(f) – Permits

Schedule 1.1(j) – Business Contracts

Schedule 1.1(k) – Accounts Receivable

Schedule 1.2(d) – Excluded Contracts

Schedule 1.2(f) – Veterinary Licenses

Schedule 1.2(j) – Owner Retained Assets

Schedule 5.3 - Consents

Schedule 5.5 – Litigation

Schedule 5.10(a) – Employment Agreements

Schedule 5.10(c) – Benefit Arrangements

Schedule 5.10(d) – Workers’ Compensation Claims

Schedule 5.10 (e) – Employee List and Compensation

Schedule 5.12(b) – Personal Property

Schedule 5.12(c) – Encumbrances

Schedule 5.13 – Proprietary Rights

Schedule 5.14 – Conduct of Business

Schedule 5.16 – Undisclosed Liabilities

[Exhibits / Schedules]